ASCO
AMERICAN SOCIETY OF CLINICAL ONCOLOGY
KNOWLEDGE CONQUERS CANCER

ASCO Annual Meeting

Abstract #: 12025 Poster Session

Cardiac safety of L-annamycin at high cumulative anthracycline exposure: Pooled analysis.

Authors: Robert C. Shepard, Erikson Wasyl, Patrick Collier, Ziad Zalaquett, Stuart Waymack

Organizations: Moleculin Biotech, Houston, TX, Cleveland Clinic, Cleveland, OH, Virginia Tech, Falls Church, VA

Background:

Anthracyclines are widely used chemotherapeutic agents but limited by dose-dependent cardiotoxicity and lifetime cumulative dose restrictions. L-Annamycin is a next-generation anthracycline designed to eliminate cardiotoxicity and overcome multidrug resistance. In a Phase 1b/2 study in patients with acute myeloid leukemia (AML), L-Annamycin administered in combination with cytarabine as second-line therapy achieved a 50% complete remission (CR) rate and a 60% composite CR (CRc) rate with a median overall survival of 12.39 months (95% CI, 2.07–13.96) in the intent-to-treat population. We evaluated the cardiac safety of L-Annamycin in multiple clinical trials to assess its ability to support sustained anthracycline exposure in patients with AML and soft tissue sarcoma.

Methods:

Cardiac safety was evaluated across sponsor- and investigator-initiated clinical trials of L-Annamycin. Assessments included serial 12-lead electrocardiograms (ECGs), cardiac biomarkers (troponin I and T), and transthoracic echocardiography with centralized evaluation of left ventricular ejection fraction (LVEF) and global longitudinal strain (GLS), where available. Cardiac data were reviewed independently by a reviewer in the Division of Cardiovascular Medicine at the Cleveland Clinic. Changes in LVEF from baseline to final assessment were analyzed in relation to cumulative L-Annamycin dose and patient age.

Results:

An independent cardiac safety review was conducted for 90 patients who were treated with L-

Annamycin across five completed clinical trials; 78 of these patients now have source-verified pre- and post-treatment left ventricular ejection fraction (LVEF) assessments. The median cumulative L-Annamycin dose among these patients was 660 mg/m² (95% CI, 645–690; range, 210–2,970 mg/m²), with most of the cumulative doses exceeding conventional lifetime anthracycline limits.

Analysis of the change in LVEF from baseline to final assessment demonstrated no statistically significant difference (mean difference, −0.12%; 95% CI, −1.34 to 1.09; $p = 0.84$). Linear regression analysis documented no correlation between cumulative L-Annamycin dose and change in LVEF ($p = 0.12$), nor between patient age and change in LVEF ($p = 0.73$). Independent review of serial ECGs, cardiac biomarkers, cardiac adverse events, and available global longitudinal strain measurements also demonstrated no evidence of drug-induced cardiotoxicity.

Conclusions:

L-Annamycin was not associated with any detectable cardiotoxicity despite high cumulative anthracycline exposure. These findings suggest that L-Annamycin represents a next-generation anthracycline capable of delivering effective anthracycline therapy without traditional cumulative dose limitations, thus further supporting its ongoing pivotal Phase 2b/3 trial in AML patients.

Research Funding:
Moleculin Biotech

Track:
Symptom Science and Palliative Care

Citation:
J Clin Oncol 44, 2026 (suppl 16; abstr 12025)

DOI:
10.1200/JCO.2026.44.16_suppl.12025

Abstract Disclosures:
https://coi.asco.org/Report/ViewAbstractCOI?id=545216